Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2019, and provisions of our charter and bylaws. The summary is subject to and qualified in its entirely by reference to the charter and bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. The following also summarizes certain provisions of the Maryland General Corporation Law (the “MGCL”) and is subject to and qualified in its entirely by reference to the MGCL.

General

Pursuant to our charter, we are currently authorized to designate and issue up to 500,000,000 shares of common stock, $0.01 par value per share (our “common stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share (our “preferred stock”). The shares of preferred stock may be issued in one or more classes or series and, subject to the limitations prescribed by our charter and Maryland law, with such terms of each class or series of preferred stock, including preferences, conversion or other rights, voting power, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption and the number of shares constituting any class or series, as our board of directors may determine, without any vote or action by our stockholders. In addition, our board of directors may amend our charter without action by our stockholders to increase or decrease the number of shares of stock of any class that we are authorized to issue.

As of December 31, 2019, we had 16,660,655 shares of our common stock outstanding, 2,781,635 shares of our 8.20% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (our “Series A Preferred Stock”), outstanding, and 2,000,000 shares of our 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (our “Series B Preferred Stock”), outstanding.

Our charter authorizes us to issue additional authorized but unissued common stock and preferred stock without stockholder approval. In addition, our board of directors may, without stockholder approval, (i) amend our charter to increase or decrease the aggregate number of our shares of stock or the number of shares of any class or series of stock that we have authority to issue, and (ii) classify or reclassify any unissued common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares.

Description of Common Stock

General

Our charter provides that we have authority to issue up to 500,000,000 shares of common stock. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations solely as a result of their status as stockholders.

Distribution, Liquidation and Other Rights

Subject to the preferential rights, if any, of holders of any other class or series of our stock, including our Series A Preferred Stock and our Series B Preferred Stock, and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our common stock are entitled to receive distributions if, when and as authorized by our board of directors and declared by us out of assets legally available for distribution.

Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, all holders of our common stock will have equal liquidation and other rights.

Voting Rights

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of our stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors are elected by a plurality of the votes cast in the election of directors.

Power to Classify and Reclassify Unissued Stock

Our board of directors may classify any unissued shares of preferred stock and reclassify any unissued shares of common stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of any class or series of classified or reclassified shares, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Stock

Our charter authorizes our board of directors, with the approval of a majority of our entire board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series. We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock and to classify any unissued shares of our preferred stock or to reclassify any unissued shares of our common stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of common stock or preferred stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may then be listed or quoted. Although our board of directors does not presently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of holders of our common stock.

Restrictions on Ownership and Transfer

To assist us in qualifying as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, among other purposes, our charter generally limits beneficial and constructive ownership of our shares by any person to no more than 9.0% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. In addition, our charter contains various other restrictions on the ownership and transfer of shares of our common stock. See “Restrictions on Ownership and Transfer.”

Listing

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CHMI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Description of Series A Preferred Stock

Maturity

Our Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of our Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “-Conversion Rights.” We are not required to set apart for payment funds to redeem our Series A Preferred Stock.

Ranking

Our Series A Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

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senior to all classes or series of our common stock and any other class or series of stock we may issue in the future that by its terms ranks junior to our Series A Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up (together, the “Junior Stock”);

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on parity with any class or series of stock we may issue in the future with terms specifically providing that such stock ranks on parity with our Series A Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up (the “Parity Stock”);

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on parity with any class or series of stock we may issue in the future with terms specifically providing that such stock ranks on parity with our Series A Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up (the “Parity Stock”);

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junior to all of our existing and future indebtedness (including indebtedness convertible into or exchangeable for our common stock or preferred stock) and the indebtedness of our existing and future subsidiaries

Dividends

Holders of shares of our Series A Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.20% of the $25.00 per share liquidation preference per annum (equivalent to $2.05 per annum per share). Dividends on our Series A Preferred Stock will accumulate daily and be cumulative from, and including, the date of original issue and will be payable quarterly in arrears on the 15th day of each January, April, July and October (each, a “dividend payment date”); provided that if any dividend payment date is not a business day, as defined in the articles supplementary designating our Series A Preferred Stock, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on our Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear on our stock records at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable dividend payment date, as shall be fixed by our board of directors (each, a “dividend record date”). No holder of any shares of our Series A Preferred Stock will be entitled to receive any dividends paid or payable on our Series A Preferred Stock with a dividend record date before the date such shares of our Series A Preferred Stock are issued.

No dividends on shares of our Series A Preferred Stock may be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on our Series A Preferred Stock will accumulate whether or not (i) the terms and provisions of any laws or agreements referred to in the preceding paragraph at any time prohibit the current payment of dividends, (ii) we have earnings, (iii) there are funds legally available for the payment of those dividends and (iv) those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on our Series A Preferred Stock which may be in arrears, and holders of our Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on our Series A Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future dividends on our common stock and preferred stock, including our Series A Preferred Stock, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable law, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to continue to make cash distributions on our Series A Preferred Stock or what the actual dividends will be for any future period.

Except as noted below, unless full cumulative dividends on our Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of our common stock or other Junior Stock we may issue) may be declared or paid or set apart for payment upon our common stock or other Junior Stock or Parity Stock we may issue and no other distribution may be declared or made upon our common stock or other Junior Stock or Parity Stock we may issue. In addition, our common stock and other Junior Stock or Parity Stock we may issue may not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other Junior Stock we may issue or pursuant to an exchange offer made on the same terms to all holders of our Series A Preferred Stock and all Parity Stock we may issue). The foregoing will not, however, prevent the redemption, purchase or acquisition by us of shares of any class or series of our stock for the purpose of enforcing restrictions on transfer and ownership of our stock contained in our charter in order to preserve our qualification as a REIT for U.S. federal income tax purposes, among other purposes, or the redemption, purchase or acquisition by us of shares of our common stock for purposes of and in compliance with any incentive or benefit plan of ours.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon our Series A Preferred Stock and any Parity Stock we may issue, all dividends declared upon our Series A Preferred Stock and such Parity Stock must be declared pro rata so that the amount of dividends declared per share of our Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated dividends per share on our Series A Preferred Stock and such Parity Stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on our Series A Preferred Stock which may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any Senior Stock, a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the payment date, before any distribution of assets is made to holders of our common stock or other Junior Stock we may issue, and the holders of our Series A Preferred Stock will not be entitled to any further payment.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of our Series A Preferred Stock and any Parity Stock we may issue, then the holders of our Series A Preferred Stock and such Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance will be payable, will be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of our Series A Preferred Stock at the address of such holder as it appears on our stock records. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation, conversion or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, the sale, lease, transfer or conveyance of all or substantially all of our property or business or a statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock or otherwise, is permitted under Maryland law with respect to any share of any class or series of our stock, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of our Series A Preferred Stock will not be added to our total liabilities.

Redemption

Our Series A Preferred Stock is not redeemable by us prior to August 17, 2022, except under circumstances where it is necessary to preserve our qualification as a REIT for U.S. federal income tax purposes (please see “-Restrictions on Transfer and Ownership” and “Restrictions on Ownership and Transfer” below) and except as described below under “-Special Optional Redemption” upon the occurrence of a Change of Control (as defined herein).

Optional Redemption. On and after August 17, 2022, we may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem our Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the redemption date, without interest.

Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem our Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the redemption date. If, prior to the Change of Control Conversion Date (as defined herein), we have provided notice of our election to redeem some or all of the shares of our Series A Preferred Stock (whether pursuant to our optional redemption right described above under “-Optional Redemption” or this special optional redemption right), the holders of our Series A Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “-Conversion Rights” with respect to the shares called for redemption.

A “Change of Control” is deemed to occur when the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT LLC or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT LLC or the Nasdaq Stock Market.

Redemption Procedures. In the event we elect to redeem Series A Preferred Stock pursuant to our optional redemption right or our special optional redemption right, the notice of redemption will be given to each holder of record of our Series A Preferred Stock called for redemption at such holder’s address as it appears on our stock records and will state the following:

•	the redemption date;

•	the number of shares of our Series A Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where certificates (if any) for our Series A Preferred Stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

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if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

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if such redemption is being made in connection with a Change of Control, that the holders of the shares of our Series A Preferred Stock being so called for redemption will not be able to tender such shares of our Series A Preferred Stock for conversion in connection with the Change of Control and that each share of our Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice given to such holder shall also specify the number of shares of our Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the redemption of any shares of our Series A Preferred Stock, except as to the holder to whom notice was defective or not given.

Holders of shares of our Series A Preferred Stock to be redeemed must surrender such shares at the place designated in the notice of redemption and will be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of our Series A Preferred Stock has been given and if we have irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of our Series A Preferred Stock so called for redemption, then from and after the redemption date (unless we default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of our Series A Preferred Stock, those shares of our Series A Preferred Stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding shares of our Series A Preferred Stock are to be redeemed, the shares of our Series A Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot if we determine that such method of selection will not result in the automatic transfer of any shares of our Series A Preferred Stock to a trust as described below under “-Restrictions on Transfer and Ownership” and “Restrictions on Ownership and Transfer.”

Immediately prior to any redemption of Series A Preferred Stock, we will pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of our Series A Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of our Series A Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of our Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of our Series A Preferred Stock may be redeemed unless all outstanding shares of our Series A Preferred Stock are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any shares of our Series A Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other Junior Stock we may issue or pursuant to a purchase or exchange offer made on the same terms to all holders of our Series A Preferred Stock); provided, however, that the foregoing will not prevent the redemption, purchase or acquisition by us of shares of our Series A Preferred Stock for the purpose of enforcing restrictions on ownership and transfer of our stock contained in our charter to preserve our qualification as a REIT for U.S. federal income tax purposes, among other purposes.

Subject to applicable law, we may purchase shares of our Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of our Series A Preferred Stock that we acquire, by redemption or otherwise, shall be reclassified as authorized but unissued shares of our preferred stock, without designation as to class or series, and may thereafter be issued as any class or series of our preferred stock.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of our Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of our Series A Preferred Stock held by such holder as described above under “-Redemption,” in which case such holder will have the right only with respect to shares of our Series A Preferred Stock that are not called for redemption) to convert some or all of the shares of our Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of our Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of our Series A Preferred Stock, plus any accumulated and unpaid dividends (whether or not earned or declared) thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for our Series A Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below; and

•	2.62881, or the “Share Cap,” subject to certain adjustments as described below.

Notwithstanding anything in the articles supplementary designating our Series A Preferred Stock to the contrary and except as otherwise required by law, the persons who are the holders of record of shares of our Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend will be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of our Series A Preferred Stock to be converted.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined herein), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of our Series A Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any share splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of our Series A Preferred Stock will receive upon conversion of such shares of our Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration.”

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

We will not issue fractional shares of our common stock upon the conversion of our Series A Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of our Series A Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of our Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceeding for the conversion of any shares of our Series A Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of our Series A Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

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that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of our Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of our Series A Preferred Stock;

•	the name and address of the paying agent, transfer agent and conversion agent for our Series A Preferred Stock;

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the procedures that the holders of our Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of our Series A Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

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the last date on which holders of our Series A Preferred Stock may withdraw shares of our Series A Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

Under such circumstances, we also will issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website (if any), in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of our Series A Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of our Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of our Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of our Series A Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of our Series A Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of our Series A Preferred Stock to be converted; and

•	that the shares of the Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The “Change of Control Conversion Date” is the date our Series A Preferred Stock is to be converted, which will be a business day selected by us that is neither fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of our Series A Preferred Stock.

The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) if our common stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred.

Holders of our Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of our Series A Preferred Stock;

•	if certificated shares of our Series A Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of our Series A Preferred Stock; and

•	the number of shares of our Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any shares of our Series A Preferred Stock are held in book-entry form through The Depository Trust Company or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

Shares of our Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of our Series A Preferred Stock, as described above under “-Redemption,” in which case only the shares of our Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of our Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration, such shares of our Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “-Redemption-Optional Redemption” or “-Redemption- Special Optional Redemption,” as applicable.

We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of our Series A Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of our Series A Preferred Stock, no holder of our Series A Preferred Stock will be entitled to convert such shares of our Series A Preferred Stock into shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to violate the applicable restrictions on transfer and ownership of our stock contained in our charter, unless we provide an exemption from this limitation to such holder. Please see the sections entitled “-Restrictions on Transfer and Ownership” and “Restrictions on Ownership and Transfer” below.

Except as provided above in connection with a Change of Control, our Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of our Series A Preferred Stock will not have any voting rights, except as set forth below.

Whenever we do not pay dividends on any shares of Series A Preferred Stock for six or more full quarterly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock upon which like voting rights have been conferred and are exercisable) and the holders of our Series A Preferred Stock, voting as a single class with all other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of our Series A Preferred Stock and all other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after our receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of the stockholders to the extent permitted by applicable law), and at each subsequent annual meeting until all dividends accumulated on our Series A Preferred Stock for all past dividend periods and the then current dividend period have been fully paid. In that case, the right of holders of our Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of our Series A Preferred Stock will immediately terminate and the number of directors constituting the board of directors will be reduced accordingly. For the avoidance of doubt, in no event will the total number of directors elected by holders of our Series A Preferred Stock (voting together as a single class with all other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable) pursuant to these voting rights exceed two. The directors elected by the holders of our Series A Preferred Stock and the holders of all other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of our Series A Preferred Stock when they have the voting rights described in this paragraph and any other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates, whichever occurs earlier.

On each matter on which holders of our Series A Preferred Stock are entitled to vote, each share of our Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock we may issue have the right to vote with our Series A Preferred Stock as a single class on any matter, our Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends). If, at any time when the voting rights conferred upon our Series A Preferred Stock are exercisable, any vacancy in the office of a director elected by the holders of our Series A Preferred Stock and any other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable will occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of the outstanding Series A Preferred Stock and any other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable.

Any director elected by holders of shares of our Series A Preferred Stock and any other class or series of our preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time, with or without cause, by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of our Series A Preferred Stock and any class or series of our preferred stock upon which like voting rights have been conferred and are exercisable (voting as a single class with all other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable).

So long as any shares of our Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of our Series A Preferred Stock outstanding at the time, voting together as a single class with all classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable, (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of our authorized stock into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as our Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of our Series A Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of our Series A Preferred Stock, taking into account that, upon the occurrence of an Event, we may not be the successor entity, the occurrence of any such Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of our Series A Preferred Stock; and, provided further, that any increase in the amount of the authorized Series A Preferred Stock or the creation or issuance, or any increase in the amounts authorized of any Parity Stock or Junior Stock will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of our Series A Preferred Stock. Notwithstanding the foregoing, holders of any Parity Stock will not be entitled to vote together as a class with the holders of our Series A Preferred Stock on any amendment, alteration or repeal of any provision of our charter unless such action affects the holders of our Series A Preferred Stock and such Parity Stock equally.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of our Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart to effect such redemption.

Except as expressly stated in the articles supplementary designating our Series A Preferred Stock, our Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof will not be required for the taking of any corporate action. The holders of our Series A Preferred Stock will have exclusive voting rights on any amendment to our charter that would alter the contract rights, as expressly set forth in the charter, of only our Series A Preferred Stock.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of our Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of our Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of our Series A Preferred Stock. We will use our best efforts to mail (or otherwise provide) such reports to the holders of our Series A Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and we were a “non-accelerated filer” within the meaning of the Exchange Act.

Restrictions on Transfer and Ownership

In order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes, among other purposes, our charter, including the articles supplementary setting forth the terms of our Series A Preferred Stock, provides that generally no person, other than certain exempted holders, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock. These provisions may restrict the ability of a holder of our Series A Preferred Stock to convert such stock into our common stock as described above under “-Conversion Rights.” Our board of directors may, in its sole discretion, exempt a person from the 9.0% ownership limit under certain circumstances as described under “Restrictions on Ownership and Transfer” below.

Preemptive Rights

No holders of our Series A Preferred Stock will, as holders of our Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.

Listing

Our Series A Preferred Stock is listed on the NYSE under the symbol “CHMI-PRA.”

Transfer Agent and Registrar

The registrar, transfer agent and dividend and redemption price disbursing agent in respect of our Series A Preferred Stock is Computershare Trust Company, N.A.

Description of Series B Preferred Stock

The terms of our Series B Preferred Stock are substantially similar to the terms of our Series A Preferred Stock, other than as follows:

Ranking

The terms of our Series B Preferred Stock specifically provide that our Series B Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with our Series A Preferred Stock.

Dividends

Holders of shares of our Series B Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for our Series B Preferred Stock from and including the date of original issuance to, but excluding, April 15, 2024 (the “Fixed Rate Period”) will be 8.250% of the $25.00 per share liquidation preference per annum (equivalent to $2.0625 per annum per share). On and after April 15, 2024 (the “Floating Rate Period”), dividends on our Series B Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the Three-Month CME Term SOFR (as defined below) plus a spread of 5.89261%. Dividends payable on our Series B Preferred Stock for the Fixed Rate Period, including dividends payable for any partial Dividend Period (as defined below), will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on our Series B Preferred Stock for the Floating Rate Period, including dividends payable for any partial Dividend Period, will be computed based on the actual number of days in a Dividend Period and a 360-day year.

For each Dividend Period during the Floating Rate Period, CME Term SOFR with a Designated Maturity of three months (“Three-Month CME Term SOFR”) will be determined by us, or a Calculation Agent (as defined below) if a Calculation Agent has been appointed by us, in either case, as of the applicable Dividend Determination Date, as the rate (expressed as a percentage per year), that appears on Bloomberg Page TSFR3M (or any successor page on such service or any successor service) at approximately 6:00 a.m. (New York City time) on the relevant Dividend Determination Date.

Temporary non-publication of Three-Month CME Term SOFR.  Subject to the provisions below, if Three-Month CME Term SOFR is not published by the later of (i) 6:00 a.m., New York City time, on the Dividend Determination Date and (ii) the first day of the related Dividend Period, then Three-Month CME Term SOFR for that Dividend Period will be the last provided or published level of Three-Month CME Term SOFR as at the Dividend Determination Date.

Index Cessation Event or Administrator/Benchmark Event.  If an Index Cessation Event or an Administrative Benchmark Event occurs with respect to Three-Month CME Term SOFR, then, from and including the Index Cessation Effective Date or the Administrator/Benchmark Event Date, as applicable, the CME Term SOFR Recommended Rate for a period of the Designated Maturity will apply to Series B Preferred Stock.

Temporary Non-Publication with respect to CME Term SOFR Recommended Rate. If there is a CME Term SOFR Recommended Rate before the end of the first U.S. Government Securities Business Day following the Index Cessation Effective Date or the Administrator/Benchmark Event Date, as applicable, with respect to CME Term SOFR but neither the Administrator nor authorized distributors provide or publish the CME Term SOFR Recommended Rate for a period of the Designated Maturity, then, subject to the next paragraph below, in respect of any day for which the CME Term SOFR Recommended Rate is required, references to the CME Term SOFR Recommended Rate for a period of the Designated Maturity will be deemed to be references to the last provided or published CME Term SOFR Recommended Rate for a period of the Designated Maturity. However, if there is no last provided or published CME Term SOFR Recommended Rate for a period of the Designated Maturity, then in respect of any day for which the CME Term SOFR Recommended Rate is required, references to the CME Term SOFR Recommended Rate for a period of the Designated Maturity will be deemed to be references to the last provided or published CME Term SOFR for a period of the Designated Maturity.

If (a) there is no CME Term SOFR Recommended Rate before the end of the first U.S. Government Securities Business Day following the Index Cessation Effective Date or an Administrator/Benchmark Event Date, as applicable, with respect to CME Term SOFR; or (b)
there is a CME Term SOFR Recommended Rate and an Index Cessation Effective Date or an Administrator/Benchmark Event Date, as applicable, subsequently occurs with respect to it, then the rate for a Dividend Determination Date occurring on or after the Index Cessation Effective Date or an Administrator/Benchmark Event Date, as applicable, with respect to CME Term SOFR or the CME Term SOFR Recommended Rate (as applicable) will be determined in accordance with Calculation Agent Alternative Rate Determination.

“Administrator” means CME Group Benchmark Administration Limited.

“Administrator/Benchmark Event” means the delivery of a notice by us to the holders of the Series B Preferred Stock (which can include posting of such notice through DTC) specifying, and citing Publicly Available Information that reasonably confirms, an event or circumstance which has the effect that we or the Calculation Agent are not, or will not be, permitted under any applicable law or regulation to use the Applicable Benchmark to perform our or its respective obligations under the terms of the Series B Preferred Stock.

“Administrator/Benchmark Event Date” means, in respect of an Administrator/Benchmark Event, the date from which the Applicable Benchmark may no longer be used under any applicable law or regulation by us or the Calculation Agent.

“Applicable Benchmark” means CME Term SOFR.

“Calculation Agent” means a third party independent financial institution of national standing with experience providing such services, which has been selected by us in our sole discretion.

“Calculation Agent Alternative Rate Determination” means that the Calculation Agent shall determine a commercially reasonable alternative for the Applicable Benchmark, taking into account all available information that in good faith it considers relevant including a rate implemented by central counterparties and/or futures exchanges (if any), in each case with trading volumes in derivatives or futures referencing the Applicable Benchmark that the Calculation Agent considers sufficient for that rate to be a representative alternative rate.

“CME Term SOFR” means the forward-looking term Secured Overnight Financing Rate administered by the Administrator (or any successor administrator).

“CME Term SOFR Recommended Rate” means the rate (inclusive of any spreads or adjustments) recommended as the replacement for CME Term SOFR by the Administrator or, if the Administrator does not make a recommendation, a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or the supervisor for the Administrator for the purpose of recommending a replacement for CME Term SOFR (which rate may be produced by the Administrator or another administrator) and as provided by the Administrator of that rate or, if that rate is not provided by the Administrator thereof, published by an authorized distributor.

“Designated Maturity” means three months.

“Dividend Determination Date” means the second U.S. Government Securities Business Day immediately preceding the first date of the applicable Dividend Period.

“Dividend Period” means the period from, and including, a dividend payment date to, but excluding, the next succeeding dividend payment date.

“Index Cessation Effective Date” means, with respect to one or more Index Cessation Events, the first date on which the Applicable Benchmark would ordinarily have been published or provided and is no longer published or provided.

“Index Cessation Event” means, with respect to an Applicable Benchmark, (a) a public statement or publication of information by or on behalf of the Administrator of the Applicable Benchmark announcing that it has ceased or will cease to provide the Applicable Benchmark permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator or provider, as applicable, that will continue to provide the Applicable Benchmark; or (b) a public statement or publication of information by the regulatory supervisor for the Administrator of the Applicable Benchmark, the central bank for the currency of the Applicable Benchmark, an insolvency official with jurisdiction over the Administrator for the Applicable Benchmark, a resolution authority with jurisdiction over the Administrator for the Applicable Benchmark or a court or an entity with similar insolvency or resolution authority over the Administrator for the Applicable Benchmark, which states that the Administrator of the Applicable Benchmark has ceased or will cease to provide the Applicable Benchmark permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator or provider that will continue to provide the Applicable Benchmark.

“Publicly Available Information” means, in respect of an Administrator/Benchmark Event, one or both of the following: (a) information received from or published by (i) the Administrator or sponsor of the Applicable Benchmark or (ii) any national, regional or other supervisory or regulatory authority which is responsible for supervising the Administrator or sponsor of the Applicable Benchmark or regulating the Applicable Benchmark. However, where any information of the type described in (i) or (ii) is not publicly available, it shall only constitute Publicly Available Information if it can be made public without violating any law, regulation, agreement, understanding or other restriction regarding the confidentiality of that information; or (b) information published in a Specified Public Source (regardless of whether the reader or user thereof pays a fee to obtain that information).

“Specified Public Source” means each of Bloomberg, Refinitiv, Dow Jones Newswires, The Wall Street Journal, The New York Times, the Financial Times and, in each case, any successor publications, the main source(s) of business news in the country in which the Administrator or the sponsor of the Applicable Benchmark is incorporated or organized and any other internationally recognized published or electronically displayed news sources.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Redemption

Our Series B Preferred Stock is not redeemable by us prior to April 15, 2024, except under circumstances where it is necessary to preserve our qualification as a REIT for U.S. federal income tax purposes (please see “Restrictions on Ownership and Transfer” below) and except as described below under “-Special Optional Redemption” upon the occurrence of a Change of Control.

Optional Redemption. On and after April 15, 2024, we may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem our Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the redemption date, without interest.

Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem our Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the redemption date. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of our Series B Preferred Stock (whether pursuant to our optional redemption right described above under “-Optional Redemption” or this special optional redemption right), the holders of our Series B Preferred Stock will not have the Change of Control Conversion Right with respect to the shares called for redemption.

“Change of Control” is defined the same for our Series B Preferred Stock as it is for our Series A Preferred Stock.

Conversion Rights

Holders of our Series B Preferred Stock are entitled to conversion rights substantially similar to the conversion rights of holders of our Series A Preferred Stock as described above under “Description of Series A Preferred Stock-Conversion Rights,” except that, for purposes of our Series B Preferred Stock, the “Share Cap” is 2.68962.

Listing

Our Series B Preferred Stock is listed on the NYSE under the symbol “CHMI-PRB.”

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our Board of Directors

Our charter provides that the number of our directors will not be less than the minimum number required under the MGCL, which is one, and may be increased or decreased pursuant to our bylaws. Our bylaws provide that a majority of our entire board may increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum required by the MGCL nor more than 15. Subject to the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock have no right to cumulative voting in the election of directors, and directors are elected by a plurality of the votes cast in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of our preferred stock to elect or remove one or more directors, a director may be removed at any time, but only for cause and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our charter, with respect to any particular director, as the conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter with respect to such shares, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock of the corporation which, if aggregated with all other such shares of stock of the corporation previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise, directly or indirectly, voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock; however, our board of directors may repeal such bylaw provision, in whole or in part, at any time. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;

•	the affirmative vote of two-thirds of all the votes entitled to be cast by stockholders generally in the election of directors is required to remove a director;

•	the number of directors may be fixed only by vote of the board of directors;

•
a vacancy on the board of directors may be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

Without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (2) vest in our board of directors the exclusive power to fix the number of directors, by vote of a majority of our entire board of directors, and (3) require, unless called by the chairman of our board of directors, our chief executive officer, our president or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. We have elected by provision in our charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies. Our board of directors is not currently classified. In the future, our board of directors may elect, without stockholder approval, to classify our board of directors or elect to be subject to any of the other provisions of Subtitle 8.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding the removal of directors and restrictions on ownership and transfer of our stock, and amendments to the vote required to amend these provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, we generally may not merge with or convert into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that one of our subsidiaries could transfer all of its assets without any vote of our stockholders.

Bylaw Amendments

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or on such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including supermajority vote and cause requirements for removal of directors, provisions that vacancies on our board of directors may be filled only by the remaining directors, for the full term of the directorship in which the vacancy occurred, the power of our board of directors to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL or the resolution of our board of directors opting out of the business combination provisions of the MGCL were repealed or rescinded, or if a business combination was not first approved by our board of directors, these provisions of the MGCL could have similar anti-takeover effects.

Limitation of Directors’ and Officers’ Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; and

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any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancement by us of expenses and costs relating to certain claims, suits or proceedings arising from their service to us.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code for each taxable year, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, no more than 50% of the value of the outstanding shares of our stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.

Because our board of directors believes it is at present essential for us to qualify as a REIT, our charter provides that, subject to certain exceptions, no person or entity may beneficially or constructively own more than 9.0% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock, excluding any outstanding shares of our stock not treated as outstanding for federal income tax purposes (the “ownership limit”). In addition, our charter provides that Stanley C. Middleman may beneficially or constructively own up to 13.5% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock.

Our charter also prohibits any person from:

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beneficially owning shares of our stock to the extent such beneficial ownership would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

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transferring shares of our stock to the extent such transfer would result in our shares of stock being beneficially owned by fewer than 100 stockholders (determined under the principles of Section 856(a)(5) of the Code); and

•	beneficially or constructively owning shares of our stock to the extent that such beneficial or constructive ownership would otherwise cause us to fail to qualify as a REIT under the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give written notice immediately to us or, in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT under the Code, or that compliance with the restrictions on ownership and transfer is no longer required for us to qualify as a REIT under the Code.

Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from certain of the restrictions described above and may establish or increase an excepted holder limit for such person. The person seeking an exemption must provide to our board of directors any such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing an excepted holder limit, as the case may be, will not cause us to fail to qualify as a REIT under the Code. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, as it may deem necessary or advisable in order to determine that granting the exemption will not cause us to lose our qualification as a REIT under the Code. In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit, except that a decreased ownership limit will not be effective for any person whose ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock in excess of the decreased ownership limit will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer individuals (including certain entities) to beneficially own more than 49.9% in value of our outstanding stock.

If shares of our stock are certificated, all such certificates will bear a legend referring to the restrictions described above (or a declaration that we will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge).

Any attempted transfer of our stock that, if effective, would result in a violation of the foregoing restrictions, will cause the number of shares of stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries and the proposed transferee will not acquire any rights in such shares, except that any transfer that, if effective, would result in the violation of the restriction relating to shares of our stock being beneficially owned by fewer than 100 persons will be void ab initio. The automatic transfer will be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust would not be effective to prevent the violation of the foregoing restrictions, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares of stock. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The proposed transferee will have no claims, courses of action, or any other recourse whatsoever against the purported transferor of such stock.

The trustee of the trust will have all voting rights and rights to distributions with respect to shares of stock held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid to the proposed transferee prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the trustee will have the authority (at the trustee’s sole discretion) to (i) rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee must sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares (net of any commissions and other expenses). Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. The trustee may reduce the amount payable to the proposed transferee by the amount of distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares of our stock at market price, for example, in the case of a devise or gift, the market price of the shares of our stock on the day of the event causing these shares to be held in trust) and (ii) the market price on the date we accept, or our designee accepts, the offer, which we may reduce by the amount of distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any distributions held by the trustee will be paid to the charitable beneficiary.

Our charter provides that to the extent we incur any tax under the Code as the result of any “excess inclusion income” of ours being allocated to a “disqualified organization” that holds our stock in record name, we shall reduce distributions to such stockholder in an amount equal to such tax paid by us that is attributable to such stockholder’s ownership in accordance with applicable U.S. Treasury Regulations. While we do not currently expect to make investments or engage in activities that generate “excess inclusion income,” our charter does not prevent “disqualified organizations” from owning our common or preferred stock.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder), in number or value, of all classes or series of our stock, including shares of our common stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, each owner of our stock must provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the restrictions on ownership and transfer of shares of our stock.

These ownership and transfer limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our securities or might otherwise be in the best interests of our stockholders.